Free Writing Prospectus	Filed pursuant to Rule 433
Dated July 20, 2021	Registration Nos. 333-228954
and 333-228954-05

CNH Equipment Trust (CNH) 2021-B

JT-Leads: BofA (struc), BNPP, Mizuho

CO-MGRS: Academy, Standard Chartered

**Note updated WALS

Size

CLS	($mm)	WAL**	MDY/FTCH	PWIN	E.FINAL	L.FINAL	BNCH	SPRD	YLD	CPN	$PRICE

A-1	163.000	0.31	P-1/F1+	1-7	2/22	8/15/22	ILIB	+0	0.14173	0.14173	100.00000
A-2	273.000	1.01	Aaa/AAA	7-19	2/23	8/15/24	EDSF	+5	0.224	.22	99.99606
A-3	313.000	2.49	Aaa/AAA	19-44	3/25	8/17/26	ISWP	+8	0.450	.44	99.97625
A-4	75.850	3.84	Aaa/AAA	44-47	6/25	5/17/27	ISWP	+11	0.707	.70	99.97741
B	18.990	3.88	Aa2/A+	47-47	6/25	1/16/29	ISWP	+30	0.903	.90	99.99503

INTEXNET bascnh2021b_v1 YYY7 www.dealroadshow.com 2021cnhB

BILL & DELIVER : BofA BBG TICKER : CNH 2021-B

EXPECTED RATINGS: Moody’s/Fitch FORMAT : SEC Registered

EXPECTED PRICING: Priced 7/20/21 FIRST PAY DATE: 8/16/21

EXPECTED SETTLE : 7/27/21 PXG SPEED : 20% CPR to 10% Call

ERISA ELIGIBLE : Yes DENOMS : $1k x $1

CUSIPS

A-1 12657WAA8

A-2 12657WAB6

A-3 12657WAC4

A-4 12657WAD2

B 12657WAE0

Note: This transaction highlights Environmental, Social, and Governance (ESG) initiatives as referenced in CNH Industrial N.V.’s Annual sustainability report. In 2020, for the 10th consecutive year, CNH Industrial N.V. was named an industry leader in Dow Jones Sustainability World and Europe Indexes. Please see the investor presentation for more information.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.